                                                                     EXHIBIT 5



June 2, 1994


The Board of Directors
Blockbuster Entertainment Corporation
One Blockbuster Plaza
Fort Lauderdale, Florida 33301

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

I have represented Blockbuster Entertainment Corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, for the purpose of registering 15,000,000 shares (the "Shares") of common stock, $.10 par value, of the Company. I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate and other records, instruments, certificates and other documents as I deemed it necessary to examine for the purpose of this opinion.

Based on such information, I am of the opinion that the Shares, when issued, will constitute legally issued, fully paid and non-assessable shares of common stock, $.10 par value, of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,


/s/ Thomas W. Hawkins
- ---------------------
Thomas W. Hawkins
General Counsel